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                                                                     EXHIBIT 2.1

                                    RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                         INTERNATIONAL COMPUTEX, INC.
                          -----------------------------


     At a Special Meeting held on January 9, 1997, the Board of Directors of International CompuTex, Inc. approved and recommended to the shareholders of that Corporation the adoption of the following Restated Articles of
Incorporation:

                                       I.

     The name of the Corporation is:  "International CompuTex, Inc."

                                      II.

     The Corporation shall have perpetual duration.

                                      III.

     The Corporation is a corporation for profit and is organized pursuant to the Georgia Business Corporation Code for the purpose of engaging in any lawful act or activity for which corporations may be organized under the Georgia Business Corporation Code (the "Code").

                                      IV.

     The Corporation shall have authority to issue not more than twenty million (20,000,000) shares of a single class of Common Stock with a par value of $.001 per share.

                                       V.

     (a) A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, except (i) liability for any appropriation, in violation of his duties, of any business opportunity of the Corporation; (ii) liability for acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) for the types of liabilities set forth in O.C.G.A. (S)14-2-832, as in effect from time to time; or (iv) liability for any transaction from which the director derived an improper personal benefit.
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          If the Georgia Business Corporation Code hereafter is amended to further eliminate or limit the liability of a director, then a director of the Corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding paragraph, shall be not liable to the fullest extent permitted by the Georgia Business Corporation Code, as it may be amended from time to time (the "Code").

     (b) In discharging their duties and in determining what is believed to be in the best interest of the Corporation, the directors of the Corporation may consider all factors that they consider pertinent to the full extent permitted by O.C.G.A. (S)14-2-202(b)(5) or other applicable provisions of the Code.

     (c) Any repeal or modification of this Article by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

     VI.

     Each person who is or was a director or officer of the Corporation, and each person who is or was a director or officer of the Corporation who at the request of the Corporation is serving or has served as an officer, director, partner, joint venturer, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall be indemnified by the Corporation against those expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement which are allowed to be paid or reimbursed by the Corporation under the laws of the State of Georgia and which are actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person may be involved by reason of his being or having been a director or officer of this Corporation or of such other enterprises.

     Notwithstanding anything contained herein to the contrary, this Article is intended to provide indemnification to each director and officer of the Corporation to the fullest extent authorized by the Code, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader rights than said statute permitted the Corporation to provide prior thereto).

                                      VII.

     These Restated Articles of Incorporation include amendments to the previous Restated Articles of Incorporation, requiring shareholder approval.

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     There are 2,125,000 shares of Common Stock of the Corporation outstanding and entitled to vote. These Restated Articles of Incorporation were adopted by affirmative vote of the holders of all outstanding shares. The vote of a majority of the outstanding shares of Common Stock was required to amend the Corporation's Articles of Incorporation. Accordingly, these Restated Articles of Incorporation were duly approved by the shareholders of the Corporation in accordance with Section 14-2-1003 of the Code.

     These Restated Articles of Incorporation supersede the previous Restated Articles of Incorporation.

     IN WITNESS WHEREOF, the Corporation has caused these Restated Articles of Incorporation to be executed and attested by its duly authorized officers on the 9th day of January, 1997.

                             INTERNATIONAL COMPUTEX, INC.

                             By:
                                ------------------------------------

                             Title:
                                   ---------------------------------

ATTEST:

---------------------------
     Secretary

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